Morgan Stanley Dean Witter Spectrum Series
Monthly Report
November 2000

Dear Limited Partner:

The Net Asset Value per Unit for each of the six Morgan Stanley Dean Witter Spectrum Funds as of November 30, 2000 was as follows:

Funds                    N.A.V.                   % change for month
Spectrum Commodity       $  7.76                          3.82%
Spectrum Currency        $10.81                          -1.63%
Spectrum Global Balanced $15.37                          -0.51%
Spectrum Select          $21.72                           6.48%
Spectrum Strategic       $  9.58                          6.47%
Spectrum Technical       $14.35                          12.34%

In general, the performance disparity between the Funds in the Spectrum Series is due to the portfolio structure and trading approaches unique to each Fund. Spectrum Technical, a technically-based multi-manager fund, recorded profits primarily in the interest rate futures and energy markets. Spectrum Strategic, a fund managed by multiple trading advisors who employ fundamental trading methodologies, recorded gains primarily in the interest rate futures and currency markets. Spectrum Select, the other technically-based multi-manager fund, produced gains primarily in the interest rate futures and energy markets. Spectrum Commodity, a fund that participates in the tangible commodity markets from the long side, recorded gains primarily in the energy markets. Spectrum Global Balanced, a balanced portfolio of stocks, bonds and managed futures, incurred losses primarily in global stock index futures and currency markets. Spectrum Currency, a fund that participates exclusively in the currency markets, experienced losses primarily from trading in European currencies.

Spectrum Commodity

The Fund increased in value during November primarily as a result of gains recorded in the energy markets from long positions in natural gas futures as prices moved higher amid forecasts for cold weather in the U.S. Northeast and after an unexpected decrease in U.S. natural gas inventories. Additional gains were recorded from long futures positions in crude oil and its related products as prices increased following data showing supplies of heating oil are extremely tight heading into the winter heating season and on forecasts for chilly weather in the U.S. Northeast. In the agricultural markets, gains were recorded from long futures positions in soybeans and soybean meal as prices increased on assumptions that Germany would ban the use of bone and meat meal as animal feed. A portion of these gains was offset by losses recorded in the soft commodities markets from long coffee futures positions as prices declined pressured by forecasts calling for periodic rain showers in key coffee growing areas of Brazil. Additional losses were experienced from long positions in cocoa futures as prices moved lower as the market was influenced by harvest pressure from the Ivory Coast.

Spectrum Currency

The Fund decreased in value during November primarily due to losses recorded from short positions in the euro as the value of the European common currency strengthened versus the U.S. dollar late in the month on fresh evidence that the U.S. economy is cooling down. Additional losses were recorded from long British pound positions as the value of the pound weakened relative to the U.S. dollar on the release of disappointing economic data out of the U.K. Smaller losses were experienced from short Singapore dollar positions as its value was boosted against the U.S. dollar after the Japanese yen's gains versus the U.S. dollar increased the strength of Pacific Rim currencies towards month-end. A portion of overall Fund losses was offset by gains recorded from short South African rand positions as its value weakened versus the U.S. dollar, while moving in sympathy with other emerging market currencies. Additional gains were experienced early in the month from short Japanese yen positions as the value of the yen weakened versus the U.S. dollar due to concerns over political and economic woes in Japan.

Spectrum Global Balanced

The Fund decreased in value during November primarily as a result of losses recorded in the global stock index futures markets from long positions in FTSE and DAX Index futures as European stock prices declined later in the month on nervousness over high-tech earnings growth. In the currency markets, losses were incurred early in the month from short positions in the Singapore dollar as its value strengthened relative to the U.S. dollar after the Japanese yen's gains versus the U.S. dollar increased the strength of Pacific Rim currencies towards month-end. Newly established long positions in the Singapore dollar resulted in additional losses as its value weakened versus the U.S. dollar, mainly from uncertainties in Asian currencies due to ongoing political issues in the some countries in the Pacific Rim region. In the energy markets, losses were experienced later in the month from long futures positions in crude oil and its refined products as prices dropped following news of a second straight weekly surprise rise in inventories. Additional downward price pressure came as news that Iraq has stopped loading crude for export was offset by assurances that the U.S., the International Energy Agency and Saudi Arabia are prepared to make up for any lost oil. A portion of these losses was offset by gains recorded in the global interest rate futures markets from long positions in U.S. and German interest rate futures as U.S. and European government bond prices moved higher while the U.S. equity markets continued their sharp decline amid continuing uncertainty brought about by the U.S. Presidential Election. Profits were also recorded from long positions in Japanese bond futures as prices rose sharply on investor buying as sluggish stocks in both the U.S. and Japan indicated fears for a possible economic downturn.

Spectrum Select

The Fund increased in value during November due primarily to gains recorded in the interest rate futures markets from long positions in U.S. and German interest rate futures as U.S. and European government bond prices moved higher while the U.S. equity markets continued their sharp decline amid continuing uncertainty brought about by the U.S. Presidential Election. Profits were also recorded from long positions in Japanese bond futures as prices rose sharply on investor buying as sluggish stocks in both the U.S. and Japan indicated fears for a possible economic downturn. In the energy markets, gains were recorded from long futures positions in crude oil and its related products as prices increased following data showing supplies of heating oil are extremely tight heading into the winter heating season and on forecasts for chilly weather in the U.S. Northeast. Additional gains were incurred from long natural gas futures positions as prices moved higher amid forecasts for cold weather in the U.S. Northeast and after an unexpected decrease in U.S. natural gas inventories. In the agricultural markets, gains were recorded from long futures positions in soybean meal as prices increased on assumptions that Germany would ban the use of bone and meat meal as animal feed. A portion of these gains was offset by losses recorded in the currency markets from short positions in the euro and Swiss franc as the value of these European currencies strengthened relative to the U.S. dollar later in the month on concerns about slowing U.S. growth and persistent declines in U.S. stocks.

Spectrum Strategic

The Fund increased in value during November primarily as a result of gains recorded in the interest rate futures markets from long positions in Japanese bond futures as prices rose sharply on investor buying as sluggish stocks in both the U.S. and Japan indicated fears for a possible economic downturn. Profits were also recorded from long positions in U.S. and German interest rate futures as U.S. and European government bond prices moved higher while the U.S. equity markets continued their sharp decline amid continuing uncertainty brought about by the U.S. Presidential Election. In the currency markets, gains were recorded from long crossrate positions in the euro relative to the Japanese yen, short positions in the Japanese yen versus the U.S. dollar and long positions in the euro and the Swiss franc relative to the U.S. dollar. The value of the yen weakened versus the euro and U.S. dollar due to concerns over political and economic woes in Japan. The euro and Swiss franc strengthened relative to the U.S. dollar late in the month on concerns about slowing U.S. economic growth and persistent declines in U.S. stocks prices. In soft commodities, gains were incurred earlier in the month from long cotton futures positions as prices climbed higher on an increase in global demand. A portion of these gains was offset by losses recorded in the global stock index futures markets from long positions in NASDAQ 100 and S&P 500 Index futures as domestic stock prices declined, particularly technology-based stocks, due to earnings warnings from several companies. In the energy markets, losses were experienced earlier in the month from short futures positions in crude oil as prices increased following data showing supplies of heating oil are extremely tight heading into the winter heating season and on forecasts for chilly weather in the U.S. Northeast. Offsetting gains were incurred from long natural gas futures positions as prices moved higher amid forecasts for cold weather in the U.S. Northeast and after an unexpected decrease in U.S. natural gas inventories.

Spectrum Technical

The Fund increased in value during November due primarily to gains recorded in the interest rate futures markets from long positions in Japanese bond futures as prices rose sharply on investor buying as sluggish stocks in both the U.S. and Japan indicated fears for a possible economic downturn. Profits were also recorded from long positions in U.S. and German interest rate futures as U.S. and European government bond prices moved higher while the U.S. equity markets continued their sharp decline amid continuing uncertainty brought about by the U.S. presidential election. In the energy markets, gains were recorded from long futures positions in crude oil and its related products as prices increased following data showing supplies of heating oil are extremely tight heading into the winter heating season and on forecasts for chilly weather in the U.S. Northeast. Additional gains were incurred from long natural gas futures positions as prices moved higher amid forecasts for cold weather in the U.S. Northeast and after an unexpected decrease in U.S. natural gas inventories. In the global stock index futures markets, profits were recorded from short positions in DAX Index futures as German stock prices declined on nervousness over high-tech earnings growth. Additional gains were recorded from short positions in NASDAQ 100 Index futures as prices fell on jitters regarding valuation and profit growth expectations for big-cap technology stocks. In the agricultural markets, gains were recorded from long futures positions in soybean meal as prices increased on assumptions that Germany would ban the use of bone and meat meal as animal feed. In the currency markets, gains were recorded from short Japanese yen positions as the value of the yen weakened versus the U.S. dollar due to concerns over political and economic woes in Japan. Offsetting currency losses were recorded later in the month from short positions in the euro and Swiss franc as the value of these European currencies strengthened relative to the U.S. dollar on concerns about slowing U.S. economic growth and persistent declines in U.S. stock prices.

Should you have any questions concerning this report, please feel free to contact Demeter Management Corporation at Two World Trade Center, 62nd Floor New York , NY 10048, or your Morgan Stanley Dean Witter Financial Advisor.

I hereby affirm, that to the best of my knowledge and belief, the information contained in this report is accurate and complete. Past performance is not a guarantee of future results.

Sincerely,

Robert E. Murray
Chairman
Demeter Management Corporation
General Partner

Historical Fund Performance
Presented below is the percentage change in Net Asset Value per Unit from the start of each calendar each the Fund has traded. Also provided is the inception-to-date return and the annualized return since inception for each Fund. PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

Funds                         Year                Return
Spectrum Commodity

                         1998                -34.3%
                         1998  15.8%
                         2000 (11 months)                 2.0%

                    Inception-to-Date Return:                  -22.4%
                    Annualized Return:                           -8.3%

___________________________________________________________________________
__________
Spectrum Currency             2000 (5 months)                 8.1%

                    Inception-to-Date Return:                 8.1%
___________________________________________________________________________
___________
Spectrum Global Balanced
                         1994 (2 months)                -1.7%
                         1995                22.8%
                         1996                 -3.6%
                         1997                18.2%
                         1999 16.4%
                         1999                       0.8%
                         2000 (11 months)               -4.7%

                    Inception-to-Date Return:           53.7%
                    Annualized Return:                             7.3%

___________________________________________________________________________
__________
Spectrum Select

                         1991 (5 months)                31.2%
                         1992 -14.4%
                         1993  41.6%
                         1994   -5.1%
                         1995  23.6%
                         1996    5.3%
                         1997    6.2%
                         1998                       14.2%
                         1999
-7.6%
                                   2000 (11 months)                -1.3%

                    Inception-to-Date Return:               117.2%
                    Annualized Return                 8.7%
___________________________________________________________________________
__________
Spectrum Strategic

                         1994 (2 months)                 0.1%
                         1995                10.5%
                         1996                 -3.5%
                         1997                  0.4%
                         1998                       7.8%
                         1999
37.2%
                         2000 (11 months)              -39.6%

                    Inception-to-Date Return:                -4.2%
                    Annualized Return:              -0.7%
Spectrum Technical
                         1994 (2 months)                -2.2%
                         1995                17.6%
                         1996                18.3%
                         1997                  7.5%
                         1998                      10.2%
                         1999
-7.5%
                         2000 (11 months)                -3.8%

                    Inception-to-Date Return:                43.5%
                    Annualized Return:               6.1%

Morgan Stanley Dean Witter Spectrum Series
Statements of Operations
For the Month Ended November 30, 2000
(Unaudited)
                              Morgan Stanley Dean Witter   Morgan Stanley Dean
Witter     Morgan Stanley Dean Witter
                              Spectrum Commodity           Spectrum Currency
_     Spectrum Global Balanced
                                Percent of                  Percent of
Percent of
                                November 1, 2000       November 1, 2000
November 1, 2000
                                Beginning                   Beginning
Beginning
                              Amount      Net Asset Value    Amount   Net Asset
Value     Amount   Net Asset Value
                               $              %              $              %
$             %
REVENUES
Trading profit (loss):
  Realized                    132,947       0.65          (3,475)       (0.03)
(127,031)      (0.24)
  Net change in unrealized    688,433       3.35        (175,575)        (1.29)
(156,990)                        (0.29)

  Total Trading Results       821,380       4.00        (179,050)        (1.32)
(284,021)                        (0.53)
Interest Income (DWR)          87,398       0.42          49,163          0.36
273,109        0.51

  Total Revenues              908,778       4.42        (129,887)        (0.96)
(10,912)      (0.02)

EXPENSES
Brokerage fees (DWR)           78,892       0.38           52,215         0.38
204,920        0.38
Management fees                42,876       0.22                39,817
0.29                                   55,685        0.11

  Total Expenses              121,768       0.60           92,032         0.67
260,605        0.49

NET INCOME (LOSS)             787,010       3.82         (221,919)       (1.63)
(271,517)      (0.51)

Morgan Stanley Dean Witter Spectrum Series
Statements of Changes in Net Asset Value
For the Month Ended November 30, 2000
(Unaudited)
                       Morgan Stanley Dean Witter          Morgan Stanley Dean
Witter                                Morgan Stanley Dean Witter
                       Spectrum Commodity                  Spectrum Currency
Spectrum Global Balanced     .
                      Units        Amount    Per Unit     Units        Amount
Per Unit     Units        Amount   Per Unit
                                      $          $                 $          $
$                              $
Net Asset Value,
 November 1, 2000    2,752,586.775  20,580,439    7.48   1,239,647.644
13,621,138  10.99   3,460,388.609    53,457,919  15.45
Net Income (Loss)           -          787,010    0.28          -
(221,919) (0.18)           -         (271,517) (0.08)
Redemptions           (161,402.631) (1,252,484)   7.76      (2,158.525)
(23,334) 10.81     (42,005.265)     (645,621) 15.37
Subscriptions           17,512.009     135,893    7.76      95,837.734
1,036,006  10.81      23,500.895       361,209  15.37

Net Asset Value,
  November 30, 2000  2,608,696.153  20,250,858    7.76   1,333,326.853
14,411,891  10.81   3,441,884.239   52,901,990  15.37

The accompanying notes are an integral part of these financial statements.

Morgan Stanley Dean Witter Spectrum Series
Statements of Operations
For the Month Ended November 30, 2000
(Unaudited)
                              Morgan Stanley Dean Witter   Morgan Stanley Dean
Witter     Morgan Stanley Dean Witter
                              Spectrum Select              Spectrum Strategic
_     Spectrum Technical
                                Percent of                  Percent of
Percent of
                                November 1, 2000       November 1, 2000
November 1, 2000
                                Beginning                   Beginning
Beginning
                              Amount      Net Asset Value    Amount   Net Asset
Value     Amount   Net Asset Value
                               $              %              $              %
$             %
REVENUES
Trading profit (loss):
  Realized                    3,863,750      2.01        (429,517)      (0.67)
2,564,174        1.18
  Net change in unrealized    9,405,729      4.90       4,897,589         7.60
25,446,815                       11.67

  Total Trading Results      13,269,479      6.91       4,468,072         6.93
28,010,989                       12.85
Interest Income (DWR)           809,993      0.42              271,750
0.42                                  950,560        0.44

  Total Revenues             14,079,472      7.33        4,739,822        7.35
28,961,549       13.29

EXPENSES
Brokerage fees (DWR)          1,160,329      0.60         389,461         0.60
1,317,597        0.61
Management fees                 480,136      0.25              180,138
0.28                                  726,950        0.34

  Total Expenses              1,640,465      0.85         569,599         0.88
2,044,547        0.95

NET INCOME                   12,439,007      6.48        4,170,223        6.47
26,917,002       12.34

Morgan Stanley Dean Witter Spectrum Series
Statements of Changes in Net Asset Value
For the Month Ended November 30, 2000
(Unaudited)
                       Morgan Stanley Dean Witter          Morgan Stanley Dean
Witter                                Morgan Stanley Dean Witter
                       Spectrum Select                     Spectrum Strategic
Spectrum Technical          .
                      Units        Amount    Per Unit     Units        Amount
Per Unit     Units        Amount   Per Unit
                                      $          $                 $          $
$                              $
Net Asset Value,
 November 1, 2000    9,415,931.659  192,054,415  20.40   7,167,291.148
64,462,606    8.99  17,070,881.155  218,085,058  12.78
Net Income                 -         12,439,007   1.32        -
4,170,223    0.59         -         26,917,002   1.57
Redemptions           (107,794.760)  (2,341,302) 21.72    (141,086.132)
(1,351,605)   9.58    (385,288.628)  (5,528,892) 14.35
Subscriptions           77,291.779    1,678,777  21.72      48,393.403
463,609    9.58     130,446.786    1,871,911  14.35

Net Asset Value,
  November 30, 2000  9,385,428.678  203,830,897  21.72   7,074,598.419
67,744,833    9.58  16,816,039.313  241,345,079  14.35
The accompanying notes are an integral part of these financial statements.

Morgan Stanley Dean Witter Spectrum Series
Notes to Financial Statements
(Unaudited)

1.  Summary of Significant Accounting Policies

Organization - Morgan Stanley Dean Witter Spectrum Commodity L.P. ("Spectrum Commodity," formerly Morgan Stanley Tangible Asset Fund L.P.), Morgan Stanley Dean Witter Spectrum Currency L.P. ("Spectrum Currency"), Morgan Stanley Dean Witter Spectrum Global Balanced L.P. ("Spectrum Global Balanced"), Morgan Stanley Dean Witter Spectrum Select L.P. ("Spectrum Select"), Morgan Stanley Dean Witter Spectrum Strategic L.P. ("Spectrum Strategic") and Morgan Stanley Dean Witter Spectrum Technical L.P. ("Spectrum Technical"), (individually, a "Partnership", or collectively, the "Partnerships"), are limited partnerships organized to engage primarily in the speculative trading of futures, forwards, and options contracts on physical commodities and other commodity interests, including, but not limited to foreign currencies, financial instruments, metals, energy and agricultural products (collectively, "futures interests").

The general partner for each Partnership is Demeter Management Corporation ("Demeter"). The non-clearing commodity broker for the Partnerships is Dean Witter Reynolds, Inc. ("DWR"). The clearing commodity brokers for the Partnerships are Morgan Stanley & Co. Incorporated ("MS & Co.") and Morgan Stanley & Co. International ("MSIL") which provide clearing and execution services. Morgan Stanley Dean Witter Commodities Management, Inc. ("MSCM") is the trading advisor to Spectrum Commodity. Demeter, DWR, MS & Co., MSCM and MSIL are wholly-owned subsidiaries of Morgan Stanley Dean Witter & Co.

Demeter is required to maintain a 1% minimum interest in the equity of each Partnership and income (losses) are shared by Demeter and the Limited Partners based upon their proportional ownership interests.

Use of Estimates - The financial statements are prepared in accordance with generally accepted accounting principles, which require management to make estimates and assumptions that affect the reported amounts in the financial statements and related disclosures. Management believes that the estimates utilized in the preparation of the financial statements are prudent and reasonable. Actual results could differ from those estimates.

Revenue Recognition - Futures interests are open commitments until settlement date. They are valued at market on a daily basis and the resulting net change in unrealized gains and losses is reflected in the changes in unrealized profits (losses) on open contracts from one period to the next in the statements of operations. Monthly, DWR pays interest income on 80% of the month's average daily "Net Assets" (as defined in the limited partnership agreements) of
Spectrum Commodity, Spectrum Currency, Spectrum Select, Spectrum Strategic and Spectrum Technical, and 100% in the case of Spectrum Global Balanced. The interest rates used are equal to a prevailing rate on U.S. Treasury bills. For purposes of such interest payments, Net Assets do not include monies due the Partnerships on futures interests, but not actually received.

Net Income (Loss) per Unit - Net income (loss) per unit of limited partnership interest ("Unit(s)") is computed using the weighted average number of Units outstanding during the period.

Brokerage and Related Transaction Fees and Costs - The brokerage fees for Spectrum Commodity, Spectrum Currency, and Spectrum Global Balanced are accrued at a flat monthly rate of 1/12 of 4.6% (a 4.6% annual rate) of Net Assets as of the first day of each month.

Morgan Stanley Dean Witter Spectrum Series
Notes to Financial Statements
(Continued)



Brokerage fees for Spectrum Select, Spectrum Strategic and
Spectrum Technical are accrued at a flat monthly rate of 1/12 of 7.25% (a 7.25% annual rate) of Net Assets as of the first day of each month.

Such fees currently cover all brokerage commissions, transaction fees and costs and ordinary administrative and continuing offering expenses.

Operating Expenses - The Partnerships incur monthly management fees and may incur incentive fees. All common administrative and continuing offering expenses including legal, auditing, accounting, filing fees and other related expenses are borne by DWR through the brokerage fees paid by each Partnership.

Income Taxes - No provision for income taxes has been made in the accompanying financial statements, as partners are individually responsible for reporting income or loss based upon their respective share of each Partnership's revenues and expenses for income tax purposes.

Distributions - Distributions, other than redemptions of Units, are made on a pro-rata basis at the sole discretion of Demeter.
No distributions have been made to date.

Continuing Offering - Units of each Partnership are offered at a price equal to 100% of the Net Asset Value per Unit as of the close of business on the last day of the month. No selling commissions or charges related to the continuing offering of Units are borne by the Limited Partners or the Partnership.
DWR will pays all such costs.

Redemptions - Limited Partners may redeem some or all of their Units at 100% of the Net Asset Value Per Unit as of the end of the last day of any month that is at least six months after the closing at which a person becomes a Limited Partner, upon five business days advance notice by redemption form to Demeter. Thereafter, Units redeemed on or prior to the last day of the twelfth month after such Units were purchased will be subject to a redemption charge equal to 2% of the Net Asset Value of a Unit on the date of such redemption. Units redeemed after the last day of the twelfth month and on or prior to the last day of the twenty-fourth month after which such Units were purchased will be subject to a redemption charge equal to 1% of the Net Asset Value of a Unit on the date of such redemption. Units redeemed after the last day of the twenty-fourth month after which such Units were purchased will not be subject to a redemption charge. The foregoing redemptions charges will be paid to DWR. Redemptions must be made in whole Units, in a minimum amount of 50 Units, unless a Limited Partner is redeeming his entire interest in a Partnership.

Exchanges - On the last day of the first month which occurs more than six months after a person first becomes a Limited Partner in any of the Partnerships, and at the end of each month thereafter, Limited Partners may exchange their investment among the Partnerships (subject to certain restrictions outlined in the Limited Partnership Agreements) without paying additional charges.

Dissolution of the Partnership - Spectrum Commodity will terminate on December 31, 2027, Spectrum Currency, Spectrum Global Balanced, Spectrum Strategic and Spectrum Technical will terminate on December 31, 2035 and Spectrum Select will terminate on December 31, 2025 regardless of financial condition at such time, or at an earlier date under certain conditions as defined in each Partnership's Limited Partnership Agreement.

Morgan Stanley Dean Witter Spectrum Series
Notes to Financial Statements
(Continued)



2.  Related Party Transactions

Spectrum Commodity and Spectrum Currency pay brokerage fees to MS & Co. and MSIL. Spectrum Global Balanced, Spectrum Select, Spectrum Strategic and Spectrum Technical each pay brokerage fees to DWR as described in Note 1. The Partnerships' cash is on deposit with DWR, MS & Co. and MSIL in futures interests trading accounts to meet margin requirements as needed. DWR and MS & Co. pay interest on these funds as described in Note 1.

3.  Trading Advisors

Demeter, on behalf of each Partnership, retains certain commodity trading advisors to make all trading decisions for the Partnerships. The trading advisors for each Partnership are as follows:

Morgan Stanley Dean Witter Spectrum Commodity L.P.
  Morgan Stanley Dean Witter Commodities Management Inc.

Morgan Stanley Dean Witter Spectrum Currency L.P.
  John W. Henry & Company, Inc. ("JWH")
  Sunrise Capital Partners, LLC ("Sunrise")

Morgan Stanley Dean Witter Spectrum Global Balanced L.P.
  RXR, Inc.

Morgan Stanley Dean Witter Spectrum Select L.P.
  EMC Capital Management, Inc.
  Rabar Market Research, Inc.
  Sunrise Capital Management, Inc.

Morgan Stanley Dean Witter Spectrum Strategic L.P.
  Allied Irish Capital Management, Ltd. ("AICM")
  Blenheim Investments, Inc. ("Blenheim")
  Eclipse Capital Management, Inc.  ("Eclipse")

Morgan Stanley Dean Witter Spectrum Technical L.P.
  Campbell & Company, Inc.) ("Campbell")
  Chesapeake Capital Corporation ("Chesapeake")
  John W. Henry & Company, Inc. ("JWH")

Compensation to the trading advisors by the Partnerships consists of a management fee and an incentive fee as follows:

Management Fee - The management fee for Spectrum Commodity is accrued at a rate of 5/24 of 1% of Net Assets on the first day of each month (a 2.5% annual rate).

The management fee for Spectrum Global Balanced is accrued at a rate of 5/48 of 1% of Net Assets on the first day of each month
(a 1.25% annual rate).

The management fees for Spectrum Currency are accrued at a rate of 1/12 of 4% of Net Assets allocated to JWH on the first day of each month, and 1/12 of 3% of Net Assets allocated to Sunrise on the first day of each month (annual rates of 4% and 3%, respectively).

Morgan Stanley Dean Witter Spectrum Series
Notes to Financial Statements
(Concluded)



The management fee for Spectrum Select is accrued at a rate of 1/4 of 1% of Net Assets on the first day of each month (a 3% annual rate).

The management fees for Spectrum Strategic are accrued at a rate of 1/12 of 4% of Net Assets allocated to Blenheim on the first day of each month, and 1/12 of 3% of Net Assets allocated to AICM and Eclipse on the first day of each month (annual rates of 4% and 3%, respectively).

The management fee for Spectrum Technical is accrued at a rate of 1/3 of 1% of Net Assets on the first day of each month (a 4% annual rate).

Incentive Fee - Spectrum Commodity pays an annual incentive fee equal to 20% of the trading profits as of the end of each calendar year.

Spectrum Currency, Spectrum Global Balanced, Spectrum Select and Spectrum Strategic each pay a monthly incentive fee equal to 15% of the trading profits experienced with respect to each trading advisor's allocated Net Assets as of the end of each calendar month.

Spectrum Technical pays a monthly incentive fee equal to 15% of the trading profits experienced with respect to the Net Assets allocated to Campbell and JWH and 19% of the trading profits experienced with respect to the Net Assets allocated to Chesapeake as of the end of each calendar month.

Trading profits for the Partnership's represent the amount by which profits from futures, forward and options trading exceed losses after brokerage and management fees are deducted.

For all Partnerships, when trading losses are incurred, no incentive fees will be paid in subsequent months until all such losses are received. Cumulative trading losses are adjusted on a pro-rata basis for the net amount of each months subscriptions and redemptions.

Commencing December 1, 2000, the following changes will be made:

      The management fee paid by Spectrum Currency will be reduced from a 4% to a 2% annual rate in the case of JWH and from a 3% to a 2% annual rate in the case of Sunrise. Additionally, the monthly incentive fee paid by Spectrum Currency to each Trading Advisor will be changed from 15% to 20% of Partnership trading profits, as determined from the end of the last period in which an incentive fee was earned.

      The management fee paid by Spectrum Technical will be reduced from a 4% to a 2% annual rate in the case of JWH and from a 4% to a 3% annual rate in the case of Campbell. Additionally, the monthly incentive fee paid by Spectrum Technical to both JWH and Campbell will be changed from 15% to 20% of Partnership trading profits, as determined from the end of the last period in which an incentive fee was earned.

      The annual incentive fee paid by Spectrum Commodity to MSCM will be reduced from 20% to 17.5% of Partnership trading profits, as determined from the end of the last period in which an incentive fee was earned.